                                                                    EXHIBIT 99.2

                                   TEFRON LTD.
                                  P.O. BOX 1365
                              MISGAV, 20179, ISRAEL

                                                                      [  ], 2010

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Tefron
Ltd. ("Tefron") of an aggregate of 1,578,947 ordinary shares, par value NIS 10.0
("Ordinary Shares"), of Tefron at a subscription price of $3.8 per Ordinary
Share (the "Subscription Price"), pursuant to the exercise of transferable subscription rights initially distributed on [_______], 2010 ("Subscription
Rights"), to all holders of record of Ordinary Shares of Tefron as of the close of business on [__________], 2010 (the "Record Date"). The Subscription Rights
are described in the enclosed prospectus and evidenced by a Rights Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of Ordinary Shares registered in your name or the name of your nominee is entitled to one Subscription Right for each 1.3429
Ordinary Shares owned by such beneficial owner on the Record Date.

     We are asking you to contact your clients for whom you hold Ordinary Shares registered in your name or in the name of your nominee as of the Record Date to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents:

     1.   Prospectus;

     2.   Rights Certificate;

     3.   Instructions as to Use of Rights Certificates;

     4.   Form of Letter from Tefron to Record Holders;

     5.   Form of Beneficial Owner Election Form; and

     6.   Form of Nominee Holder Certification.

     Your prompt action is requested. The Subscription Rights will expire at
5:00 P.M., Eastern Time, on [_______], 2010 (the "Expiration Date").

     To exercise Subscription Rights, properly completed and executed Rights
Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the
Expiration Date.

     Additional copies of the enclosed materials may be obtained by contacting our Information Agent for the rights offering at 877-896-3194 (banks and brokers only may call 201-806-7300), or alternatively by e-mail at
reorg@altmangroup.com.

                                                        Very truly yours,

                                                        TEFRON LTD.